Exhibit 10.2

[ClubCorp Logo]

October 30, 2008

Curt McClellan

Dallas, Texas

Dear Curt:

This letter outlines the terms of our conversation regarding your offer of employment with ClubCorp as Chief Financial Officer reporting directly to me.  You will also be a member of the Executive Committee.  This offer of employment is contingent upon the successful completion of a background check according to ClubCorp’s Background Check Policy.

You will be paid at the biweekly base rate of $10,769.23 (annualized rate $280,000.00).  You will begin work at ClubCorp on or before November 24, 2008.

Signing Bonus

You will receive a signing bonus of $40,000.00 (less applicable withholdings) payable with your first payroll cycle.

Incentive Compensation

You will have an additional incentive potential of 50% of actual eligible earnings for 2009. This bonus will be based on your eligible earnings during the 2009 fiscal year.  Your 2009 Incentive Worksheet and Plan Document will be sent at a later date.

ClubCorp Health Benefit Plans and Investment Plans

You will be eligible for health, life, dental, vision, flexible spending accounts and long-term disability benefits on your six-month anniversary. To enroll, you will need to call/or complete the necessary paperwork, if applicable, prior to your six-month anniversary. Your elections will be effective on the day you complete six- months of continuous service.  Dependent medical and dental coverage will also be available.  Additionally, you will be eligible to participate in the ClubCorp’s Individual Investment Plan (401k) six months from your date of employment.

COBRA Reimbursement

You will be reimbursed for COBRA payments for six months equal to the difference between what you would normally pay for ClubCorp health benefits and your out-of-pocket costs for COBRA.  The reimbursement will be paid in lum sum once you evidence your COBRA election and associated payments.

MPI and Equity

You will be eligible to participate in ClubCorp’s parent company managements profits interest program (MPI), and will be awarded 500 class B Units (which as of the date of award constitutes 5% of the B Units).  Your awarded B Units will be based on the valuation as of December 31, 2008, and provide you the ability to benefit from further appreciation in the value of such B Units.  Such B Units are subject to vesting, forefeiture, repurchase and other terms as set forth in the operative documents for the MPI.

In consideration of the award of the B Units, you will purchase 98.77 class A Units based on the valuation of such A Units as of December 31, 2008.  To the extent you desire, we will finance 80% of the purchase of such A Units at the lowest applaicable federal rate.

Class A Units represent purchased equity in ClubCorp’s parent company and class B Units represent the ability for senior management to earn additional profits in the parent company.  Further details will be addressed by separate cover.

Club Membership

You will receive club membership privileges at a local ClubCorp club of your choice with the intiation payment and monthly dues waived.  This membership is non-transferable.  You will also receive executive-level Associate Clubs privileges.

Vacation

You will earn four (4) weeks of vacation each year beginning on your hire date and each subsequesnt anniversary, subject otherwise to the policies stated in ClubCorp’s Benefits Guide.

Severance

Should your employment be terminated without cause (not to include your death or disability) within the first two years of your employment, you will receive severance pay in lump sum equal to two years of salary (i.e. $560,000.00 less applicable withholdings) if such termination occurs within the first six months of your employment and thereafter the severance will be equivalent to one year of your salary (i.e. $280,000.00 less applicable withholdings) if such termination occurs anytime during the subsequent eighteen months of your employment.

Additional Agreements Requiring Your Signature

Enclosed is a copy of a Confidentiality Agreement and Non-Solicitation Agreement for your signature.

If this is in agreement with our discussions, please print two copies of this letter then sign both copies, retaining one (1) copy for your records and returning the additional copy to me.

This letter is not a contract of employment for any specified period of time. You understand that your employment is at-will, regardless of any oral or written statements to the contrary, and may be terminated at any time for any reason by either you or ClubCorp.

We look forward to our mutual success.  If you have any questions, please do not hesitate to call.

Sincerely,

/s/ Eric Affeldt

Eric Affeldt
President and CEO

Agreed to this 30th day of October, 2008

/s/ Curt McClellan
Curt McClellan